Exhibit 99.1
Yuma Energy, Inc.
NEWS RELEASE
 Yuma Energy, Inc. Announces Third Party Purchase of Senior Secured Bank Debt

Enters Into Non-Binding Restructuring Letter of Intent

HOUSTON, TX – (PR Newswire – September 10, 2019) – Yuma Energy, Inc. (NYSE American: YUMA) (“Yuma,” the “Company,” “we” or “our”) today announced that an affiliate of Red Mountain Capital Partners, LLC (“Red Mountain”) has purchased all of Yuma’s outstanding senior secured bank indebtedness and related liabilities (the “Senior Secured Debt”) totaling approximately $35 million from the Company’s lending group, led by Société Générale. The purchase includes a principal balance of the Company’s credit facility of $32.8 million, plus accrued interest of $1.3 million, and the release or purchase of losses associated with the Company’s prior hedging arrangements totaling approximately $1.1 million.

In anticipation of a contemplated comprehensive debt restructuring (the “Restructuring”), Red Mountain and Yuma have signed a non-binding Letter of Intent broadly outlining the terms that the parties expect to pursue in an effort to restructure the Company’s balance sheet and position the Company for growth. The Letter of Intent contemplates that Red Mountain would enter into a forbearance agreement with respect to the Senior Secured Debt and provide Yuma with funding on a senior secured basis for certain capital expenditures. In addition, the Letter of Intent contemplates that Red Mountain and Yuma would work towards a restructuring approved by Yuma’s Board of directors by September 30, 2019, which would provide for the modification of the Senior Secured Debt on mutually agreeable terms and, subject to obtaining applicable stockholder approval, the exchange of the Senior Secured Debt for debt convertible into a mutually agreed amount of newly-issued Yuma common stock and the conversion of the existing Yuma preferred stock into a mutually-agreed amount of newly-issued Yuma common stock. The Letter of Intent contemplates that the exchange and conversion described above would occur prior to December 31, 2019. The contemplated Restructuring, if completed, is subject to definitive agreements on mutually agreeable terms to be negotiated by the parties.

As the restructuring effort progresses, management will endeavor to reduce other liabilities on Yuma’s balance sheet. Management will also endeavor to meet the requirements of Yuma’s continued listing on the NYSE American stock exchange, maintain the continued service by the current members of Yuma’s Board of directors and retain Mr. Anthony C. Schnur, Yuma’s Interim CEO and CRO, as Yuma’s CEO and a director, which are expected to be conditions to the contemplated Restructuring. Other expected conditions to the contemplated Restructuring include the availability of net operating losses to offset all cancellation of indebtedness income arising as a result of the contemplated Restructuring, the right (but not the obligation) of Red Mountain to appoint up to four new directors to the Yuma Board, the payment by Yuma of all expenses associated with the contemplated Restructuring, including Red Mountain’s legal expenses, and the receipt by Yuma of required Board and stockholder approvals. Following, or concurrent with, the Restructuring, Yuma will re-establish a management incentive plan approved by its Board and attempt to secure a new lender to fund its operations and to refinance any outstanding loans extended to Yuma by Red Mountain. Finally, Yuma will seek to merge with a third party or acquire assets of a scope and size to provide for the profitability and growth of the Company.

“We are pleased to have the opportunity to work with Red Mountain in an effort to realign our outstanding debt with the combined goal of establishing a meaningful path forward for the Company,” said Anthony C. Schnur, Yuma’s Interim Chief Executive Officer and Chief Restructuring Officer. “This is the first step toward strengthening our capital base, improving our liquidity and positioning the Company to pursue growth opportunities. Final terms and results of any restructuring will be negotiated as soon as practicable with the mutual goal of significantly reduced leverage and enhanced flexibility by the end of 2019. While there is much work to be done to accomplish the plan as set out, we are working diligently to restructure the Company into a financially sustainable organization on which we can deliver shareholder returns.”

Continuing Uncertainty
Substantial risk continues to exist that the Company will be unable to reach agreements on key issues envisioned by the non-binding Letter of Intent or meet conditions necessary to fully effect any debt or equity restructuring or the other actions contemplated by the Letter of Intent. In addition, the Company's audited consolidated financial statements for the year ended December 31, 2018, included a going concern qualification. The risk factors and uncertainties described in our SEC filings for the year ended December 31, 2018, the quarter ended March 31, 2019, and the quarter ended June 30, 2019 raise substantial doubt about the Company's ability to continue as a going concern.

About Yuma Energy, Inc.
Yuma Energy, Inc., a Delaware corporation, is an independent Houston-based exploration and production company focused on acquiring, developing and exploring for conventional and unconventional oil and natural gas resources. Historically, the Company’s activities have focused on inland and onshore properties, primarily located in central and southern Louisiana and southeastern Texas. Its common stock is listed on the NYSE American under the trading symbol “YUMA.”

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any and all statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The Company’s annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other SEC filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

For more information, please contact
M. Carol Coale
Managing Director
Dennard Lascar Investor Relations
1800 West Loop South, Suite 200
Houston, TX 77027
713-529-6600
ccoale@dennardlascar.com